FEE APPORTIONMENT AGREEMENT

THIS FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of March 10, 2022, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Small/Mid Cap Fund, the Tributary Income Fund, the Tributary Balanced Fund, the Tributary Nebraska Tax-Free Fund and the Tributary Growth Opportunities Fund, (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association, on behalf of, First National Advisers, LLC (“FNA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A. Tributary serves as investment adviser to the Funds, and FNA serves as sub-advisor to Tributary with respect to the Tributary Income Fund (the “Income Fund”), Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”), Tributary Growth Opportunities Fund (the “Growth Opportunities Fund”), Tributary Nebraska Tax-Free Fund (the “Nebraska Tax-Free Fund” and the Tributary Balanced Fund (the “Balanced Fund”) together the “FNA Advised Funds”).

B. The Company, Tributary and Morgan Stanley Smith Barney, LLC with E*TRADE Securities, LLC (together “Morgan Stanley”) are parties to an Administrative Services Agreement dated January 24, 2022 (“Administrative Agreement”), under which Morgan Stanley provides certain administrative services (“Administrative Services”) to each of the Funds in connection with Morgan Stanley’s customers’ purchase of shares of the Funds (such shares owned by Morgan Stanley customers, the “Shares”) through Morgan Stanley’s platform. In addition, Tributary and Morgan Stanley are parties to a Mutual Fund Support Agreement dated January 24, 2022 (“Support Agreement”), under which Morgan Stanley provides certain distribution support services (“Support Services”) to each of the Funds in connection with Morgan Stanley’s customers’ purchase of shares of the Funds (such shares owned by Morgan Stanley customers, the “Shares”) through Morgan Stanley’s platform.

C. In exchange for Morgan Stanley’s performance of the Administrative Services, the Company and Tributary, as provided in the Administrative Agreement, has agreed to pay Morgan Stanley a fee in the amount of 0.06% (6 bps) of the aggregate daily net asset value of shares held in Omnibus Accounts at Morgan Stanley. In exchange for Morgan Stanley’s performance of the Support Services, Tributary, as provided in the Support Agreement, has agreed to pay Morgan Stanley a fee in the amount of up to 0.10% (10 bps) of the aggregate daily net asset value of shares held in Omnibus Accounts at Morgan Stanley.

D. Tributary wishes to set forth the apportionment of the fee amongst the Company, Tributary and FNA. For purposes of clarification, the Company shall pay Morgan Stanley directly for the portion of the fee payable from the Company, with Tributary being responsible to pay Morgan Stanley the remaining amount as provided in this Agreement. This Agreement also sets forth the amounts to be paid to Tributary by FNA.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1. Responsibility of Fee. The amount due to Morgan Stanley for the Institutional Class as contemplated in the Administrative Agreement shall be paid by the Company as allowable under the Shareholder Servicing Fee in accordance with the terms of the Administrative Services Agreement. Any amount due to Morgan Stanley for the Institutional Plus class shall be paid by Tributary. All fees under the Support Agreement are to be paid by Tributary.

2. Apportionment of Tributary Portion Between Tributary and FNA. For so long as Tributary is obligated to pay Morgan Stanley fees, FNA will reimburse Tributary for one-half of the portion attributable to the FNA Advised Funds.

3. Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee. In the event the amount of the Fee is modified or the Agreements are otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

4. Amendments. This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 1 and 2; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen C. Wade
Name:	Steve Wade
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Wynegar
Name:	Mark Wynegar
Title:	President

FIRST NATIONAL BANK FIRST NATIONAL ADVISERS, LLC

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer